UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2008

Beverly National Corporation

(Exact name of registrant as specified in charter)

Massachusetts	33-22224-B	04-2832201
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

240 Cabot Street, Beverly, Massachusetts	01915
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (978) 922-2100

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. 230.425)

☐	Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 C.F.R. 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

Form 8-K, Current Report

Beverly National Corporation

Section 8.	Other Events.

Item 8.01.	Other Events.

Beverly National Corporation, (the “Company”) parent company of Beverly National Bank (“Bank”), announced today that the U.S. Government’s actions with respect to Fannie Mae and Freddie Mac would adversely impact the value of the Bank’s preferred stock investments in these government sponsored enterprises.

As of June 30, 2008, the date of the last publicly reported financial statements, the Bank had a $4,029,000 original cost basis of these securities with a reported carrying value of approximately $2,626,000. This reported value was net of a mark-to-market valuation adjustment of approximately $1,403,000. The net book value of $2,626,000 represented approximately 2.1% of the Bank’s total investment portfolio of $123.4 million and is approximately 5.8%, excluding any additional write downs net of tax benefit, of the Bank’s total capital position of $45.4 million.

On September 7, the U.S. Treasury, the Federal Reserve and the Federal Housing Finance Agency (FHFA) announced that the FHFA was putting Fannie Mae and Freddie Mac under conservatorship and giving management control to their regulator, the FHFA. Key provisions of the U.S. Government’s Plan announced to date were as follows:

•	Dividends on Fannie Mae and Freddie Mac common and preferred stock were eliminated.

•	Fannie Mae and Freddie Mac will be required to reduce their mortgage portfolios over time.

•

The U.S. Government agreed to provide equity capital to cover mortgage defaults in return for $1 billion of senior preferred stock in Fannie Mae and Freddie Mac and warrants for the purchase of 79.9% of the common stock of Fannie Mae and Freddie Mac.

•

The U.S. Government also announced that the U.S. Treasury would provide secured loans to Fannie Mae and Freddie Mac as needed until the end of 2009 and that the U.S. Treasury plans to purchase mortgage-backed securities from Fannie Mae and Freddie Mac in the open market.

As of September 12, 2008, the value of these investments has been further reduced by the actions of the U.S. Treasury and the market’s perception of the actual current value of these securities. Given the actions of the Treasury and related market reaction, the Bank currently plans on recognizing an Other Than Temporary Impairment (“OTTI”) charge on these investments in the third quarter. The OTTI charge, net of appropriate tax adjustments, will result in a net loss for the quarter ended September 30, 2008.

Management has evaluated the capital condition of both the Company and its banking subsidiary, Beverly National Bank, and concluded both will remain above the highest regulatory capital level of “well capitalized” under any valuation scenario involving the Freddie Mac and Fannie Mae preferred stock holdings.

Management continues to evaluate all of its options related to these securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated: September 12, 2008	BEVERLY NATIONAL CORPORATION

	By:	/s/ Donat A. Fournier
Donat A. Fournier
President and Chief Executive Officer